                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) May 30, 2003


                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
            ---------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            MARYLAND                      1-13232                84-1259577
---------------------------------       ------------         -------------------
  (State or other jurisdiction          (Commission           (I.R.S. Employer
of incorporation or organization)       File Number)         Identification No.)


                        4582 SOUTH ULSTER STREET PARKWAY
                          SUITE 1100, DENVER, CO 80237
               ---------------------------------------------------
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code (303) 757-8101


                                 NOT APPLICABLE
--------------------------------------------------------------------------------
          (Former name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS

Apartment Investment and Management Company ("Aimco") has provided the following regarding litigation known as In Re Real Estate Associates Limited Partnership
v. Casden et al (the "REAL Litigation"). Aimco is not a party to the REAL Litigation. Aimco does not believe that the ultimate outcome of the REAL Litigation will have a material adverse effect on Aimco's consolidated financial position or results of operations taken as a whole.

On May 30, 2003, National Partnership Investments Corp. ("NAPICO") and certain other defendants entered into a memorandum of understanding with the plaintiff class and their counsel relating to the settlement of the REAL Litigation. The proposed settlement is subject to final documentation, court approval and approval by the plaintiff class. The principal terms of the proposed settlement include the following:

1. Alan Casden and certain related entities will deposit $29 million into an escrow account immediately following the preliminary approval by the court of the stipulation of settlement. Upon final approval of the settlement by the court and the class of plaintiffs, the deposit will be released to the plaintiffs.

2. Alan Casden and certain related entities will transfer to an agent for the plaintiffs shares they own of common stock of Aimco with an aggregate market value of $19 million (determined as of the effective date of the settlement agreement), subject to certain transfer restrictions.

3. NAPICO, or a maker to be determined, will issue an aggregate of $35 million in promissory notes to an agent for the plaintiffs. An aggregate of $7 million of notes will be repaid each year. The notes will bear interest based on applicable rates of U.S. Treasury bills with similar maturities. As a condition to the effectiveness of the settlement, the notes will be guaranteed by Aimco or an affiliate of Aimco.

4. The parties will cooperate and will stipulate to expunge the judgment entered on April 3, 2003.

5. The parties will release each other and related parties from any and all claims related to the partnerships that are the subject of the REAL Litigation and the plaintiffs' investment in the partnerships.

6. Plaintiffs' pending motion to seek to have a court-appointed receiver for NAPICO will be withdrawn.

     In connection with the proposed settlement, NAPICO has also reached an agreement in principle, subject to documentation, with the prior shareholders of Casden Properties Inc. The principal terms of this agreement in principle include:

1. Parties will stipulate that the action commenced on May 13, 2003 by NAPICO against the former shareholders of Casden Properties Inc. and other indemnitors in the Casden Merger will be voluntarily discontinued.

2. Resolution by Alan Casden and certain related entities of all pending claims of NAPICO and its affiliates for indemnification in connection with the REAL Litigation and related matters.

3. Alan Casden, or an affiliated entity, will issue negotiable promissory notes to NAPICO, or an affiliated entity, in the aggregate amount of $35 million with the same interest and maturity as the promissory notes issued by NAPICO to the plaintiffs. Payment of these notes will be secured by (i) a pledge of 744,681 shares of Aimco common stock owned by Alan Casden or an affiliated entity and (ii) cash proceeds of any actions, claims, recoveries, reimbursements, indemnities or settlements that Alan Casden or any of his affiliates, or any of the former shareholders of Casden Properties Inc., receive in connection with or related to the REAL Litigation or any of the circumstances underlying the REAL Litigation (collectively, "Recoveries"). The notes will be required to be prepaid with any Recoveries received and only in the order of their nearest maturity.

4. An affiliate of Aimco will provide $25 million of debt financing to an entity owned by Alan Casden or a related entity. In addition, there will be a reduction of $25 million in a $70 million standby facility extended to another entity in the Casden Merger. Completion of these transactions is subject to any applicable consent requirements.

     The parties are working to finalize definitive documentation to reflect the foregoing agreement in principle. However, there can be no assurance that the parties will do so.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

     Dated: June 2, 2003

                                        APARTMENT INVESTMENT AND
                                        MANAGEMENT COMPANY


                                        /s/  Paul J. McAuliffe
                                        --------------------------------
                                        Paul J. McAuliffe
                                        Executive Vice President and
                                        Chief Financial Officer